Exhibit 99.1

Kroger names Mark Ibbotson Executive Vice President and Chief Store Operations Officer

CINCINNATI (September 2, 2026) – The Kroger Co. (NYSE:KR) today announced that Mark Ibbotson will join the company as Executive Vice President and Chief Store Operations Officer, effective September 14.

Ibbotson brings decades of experience leading large-scale retail operations through periods of significant transformation. Through senior leadership roles at Walmart and its former U.K. subsidiary Asda, Ibbotson built a reputation as an operations specialist and innovator in omnichannel retail.

“Mark has done this work at scale, and he has done it exceptionally well,” said Greg Foran, CEO of Kroger. “He knows what it takes to simplify complex operations, bring out the best in frontline teams, and build the digital and physical capabilities that win with customers. That is what we need as we accelerate our momentum and build America’s Best Grocer.”

Ibbotson began his retail career in the United Kingdom, including roles at Sainsbury’s before joining Asda in 2004. There, he rose through a series of operational and leadership positions, including Loss Prevention Director, Productivity Director and Retail Director, before becoming Chief Operating Officer. In that role, Ibbotson oversaw the performance of hundreds of stores, drove meaningful improvements in efficiency and cost, and expanded the company’s eCommerce capabilities and introduced pick up and drive through.

In 2015, Ibbotson joined Walmart U.S. as Senior Vice President of Innovation, with a mandate to simplify store operations and introduce new technologies to improve the customer experience and associate productivity. His responsibilities expanded significantly over time, and he became Executive Vice President of Central Operations and Realty. This broad portfolio encompassed store operations, real estate, asset protection and key elements of Walmart’s digital transformation, including the architecture and launch of the grocery eCommerce business.

During his tenure, Ibbotson helped lead the rollout of the company’s eCommerce platform, including pickup and delivery services that became a cornerstone of Walmart’s omnichannel strategy. He also supported the development of Walmart Academies for associate training.

Since leaving Walmart in 2020, Ibbotson has worked as a strategic advisor to retail and technology companies and has served as a Senior Advisor for McKinsey & Company for the last four years.

“Kroger has the assets, the customer relationships and the associates to be an outstanding grocer,” said Ibbotson. “The team is building on a foundation of fresh, value and digital growth that is truly exciting. I am looking forward to contributing to that work and the talented teams I will have the privilege of working alongside.”

About Kroger

At The Kroger Co. (NYSE: KR), we are dedicated to our Purpose: To Feed the Human Spirit™. We are, across our family of companies more than 400,000 associates who serve over 11 million customers daily through an eCommerce experience and retail food stores under a variety of banner names, serving America through food inspiration and uplift, and creating #ZeroHungerZeroWaste communities. To learn more about us, visit our newsroom and investor relations site.

Contacts: Media: Erin Rolfes (513) 762-1080

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